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                                                                    EXHIBIT 99.1




April 21, 1999

                       HEALTHEON TO ACQUIRE MEDE AMERICA
                       Healtheon To Serve E-Commerce Needs Of
                       Additional Healthcare Sectors; Lays
                       Foundation For End-to-End Internet
                       Healthcare E-Commerce

                       CONTACT:

                       Laura Nicholson
                       Edelman P.R.
                       415-433-5381
                       laura_nicholson@edelman.com

                       Investor inquiries
                       Scott Wilson
                       Edelman Worldwide
                       415-433-5381
                       scott_wilson@edelman.com

                       Mitch Sepaniak
                       Sr. VP Marketing, MEDE AMERICA
                       1-888-416-0673 ext 1106
                       MitchSepaniak@mede.com

                       SANTA CLARA, Calif., April 21, 1999 - Healtheon Corporation (NASDAQ: HLTH) announced today that it has entered into an agreement to acquire MEDE AMERICA Corporation (NASDAQ: MEDE), a leading provider of healthcare transaction solutions for pharmacies, hospitals, physicians, dentists, payers and pharmacy benefits managers (PBMs).

                       Under the terms of the agreement, Healtheon will exchange
                       0.6593 shares of common stock, subject to adjustment if the price of the Healtheon stock is greater than $63.99 or less than $38.39, for each share of MEDE AMERICA stock. Based on Healtheon's closing price on Tuesday, the transaction is valued at



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                       about $450 million. The acquisition is expected to be
                       completed in the third quarter of 1999. The transaction is subject to customary closing conditions, including approval by MEDE stockholders, and is subject to regulatory review.

                       The acquisition of MEDE AMERICA will accelerate Healtheon's efforts to connect the fragmented healthcare industry through an e-commerce strategy leveraging the Internet. The combined company will offer connectivity and transactions from physicians, consumers and healthcare institutions over a network of approximately 540 payers, 180,000 physicians, 1,100 hospitals, 42,000 pharmacies, 10,000 dentists, and 200 affiliate partners. With the addition of MEDE AMERICA's approximately 350 million transactions per year, Healtheon will process over 475 million transactions per year for its healthcare customers.

                       With the acquisition of MEDE AMERICA, Healtheon will extend its first mover advantage as an Internet-based healthcare e-commerce provider, with one of the most expansive offerings of electronic transaction capabilities in the market today. MEDE AMERICA will enhance Healtheon's range of administrative and financial transactions services through its established presence across all healthcare sectors including pharmacies, hospitals, physicians, dentists, payers and pharmacy benefits managers.

                       MEDE AMERICA's installed base or prominent healthcare institutions and professionals provides Healtheon with a large group of potential healthcare



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                       customers to migrate and take full advantage of
                       Healtheon's Internet-based services. Tom Staudt, chairman and chief executive officer of MEDE AMERICA, and his executive team will provide leadership and operating expertise to the combined company's customers as Healtheon enables them to transition to the Healtheon Internet platform.

                       "This merger with Healtheon is the next logical step for our company," said Staudt. "Healtheon's business strategy of linking legacy, back-end connectivity networks together with a more efficient Internet Webtop mirrors our efforts to deliver real-time electronic transaction services to our customer base that go well beyond traditional claims transmissions."

                       "The acquisition of MEDE AMERICA, a leading healthcare transaction provider with unique and value-added services, significantly increases our customer reach," said Mike Long, chief executive officer of Healtheon. "We are very impressed by MEDE AMERICA's commitment to high quality customer service and their strong affiliate relationships with market leading firms like Medic Computer Systems, one of the largest physician practice management systems vendors, servicing the needs of over 65,000 physicians. Together, we can offer even richer and more valuable Internet-based services faster and more economically to physicians and consumers."

                       Long continued, "The combined company's expansive connectivity to pharmacies, PBMs, and physicians positions us to capitalize on the rapidly emerging



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                       opportunity to facilitate electronic prescriptions among
                       physicians, consumers, and pharmacies."

                       In a related development, Healtheon also announced today a strategic alliance with drugstore.com. Under the agreement, Healtheon will add drugstore.com as a preferred pharmacy in its consumer health portal, offering users a direct e-commerce resource for filling prescriptions and purchasing health, beauty and wellness products. The relationship represents another key step by Healtheon in laying the foundations for end-to-end Internet e-commerce transactions between consumers, physicians and healthcare institutions.

                       Healtheon was advised by Morgan Stanley Dean Witter and MEDE AMERICA was advised by Salomon Smith Barney and Warburg
                       Dillon Read.

                       About MEDE AMERICA Headquartered in East Meadow, NY, MEDE AMERICA is a leading provider of healthcare transaction solutions to a broad range of providers and payers in the healthcare industry. The company offers an integrated suite of electronic transaction solutions that allows hospitals, pharmacies, physicians, dentists and other healthcare providers and provider groups to electronically edit, process and transmit claims, eligibility and enrollment data, track claims submissions throughout the claims payment process and obtain faster reimbursement for their services. With offices in New York, Ohio and Atlanta, MEDE AMERICA has 450 employees and can be reached through its Web site at http://www.mede.com.



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                       About Healtheon Healtheon is a pioneer in providing
                       Internet-based, business-to-business and consumer-to-business electronic commerce services that link providers and consumers with healthcare institutions, enabling them to efficiently and conveniently manage their business and personal healthcare needs. Healtheon's services simplify the business and clinical processes of healthcare, provide more timely access to information, provide faster and more convenient service, and lead to higher quality, more affordable care. Based in Santa Clara, Calif., Healtheon can be reached through its Web site at http://www.healtheon.com.

                       This announcement contains forward-looking statements that involve risks and uncertainties, which may cause the company's actual results in future periods to be materially different from any performance suggested in this release.. Factors that could cause actual results to differ include, among others: Healtheon's limited operating history, continued growth in the use of the Internet, acceptance of the Internet as a secure medium over which to conduct transactions, and the company's ability to successfully combine MEDE AMERICA and its operations. More information about potential factors that could affect the Company's business and financial results is available in the Healtheon's prospectus, dated February 10, 1999, under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Healtheon's prospectus is on file with the Securities and Exchange Commission (www.sec.gov).



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                       Healtheon is a trademark of Healtheon Corporation. All
                       rights reserved. MEDE is a trademark of MEDE AMERICA Corporation. All rights reserved